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                                                            Rule 424(b)(3)
                                                            File No.: 333-72912

               PRICING SUPPLEMENT NO. 13 DATED NOVEMBER 15, 2002
    (To Prospectus Supplement dated November 27, 2001 and Prospectus dated
                              November 21, 2001)

                       FLEETBOSTON FINANCIAL CORPORATION
          SENIOR MEDIUM-TERM NOTES, SERIES T (The "Senior Notes") and
      SUBORDINATED MEDIUM-TERM NOTES, SERIES U (The "Subordinated Notes")
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                FIXED RATE NOTE
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               Series T (Senior) [ X ]                                    Series U (Subordinated)  [   ]

Principal Amount:                     $110,000,000        CUSIP Number:  33900QBD5

Price to Public:                             100%         Original Issue Discount (OID) Note:           [   ] Yes  [ X ] No
                                                          ----------------------------------
                                                          Total Amount of OID:
Price to Issuer (as % of
Principal):                               99.700%
                                                             Yield to Maturity:
Net Proceeds to Issuer:               $109,670,000           Initial Accrual Period OID:

Trade Date:                           November 15, 2002   IF OTHER THAN USD:
                                                          ------------------
                                                             Specified Currency:
Issue Date:                           November 20, 2002      Authorized Denominations:
                                                             Option to Receive Payments in Specified    [   ] Yes  [ X ] No
                                                             Currency:
Maturity Date:                        November 30, 2007      Place of Payment:

Interest Rate:                        4.391% per annum

Interest Rate Calculation Method:     30/360

Interest Payment Dates:               Semiannually on May 30th and November 30th, commencing May 30, 2003.
                                      If any interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next business day (without any interest or other payment in respect of such delay).

Regular Record Dates:                 The date 15 calendar days immediately preceding the particular interest payment date.

Placement Agent(s):                   Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc.,
                                      HSBC Securities (USA) Inc. and Wachovia Securities, Inc.

                                      Placement Agents' Capacity:         [  ] as Principal             [ X ] as Agent

Delivery:                             DTC

Redemption:                           [   ]  The Notes cannot be redeemed prior to maturity.
                                      [ X ]  The Notes can be redeemed prior to maturity.
                                             Initial Redemption Date: See "Additional Terms" below.
                                             Initial Redemption Percentage: See "Additional Terms" below.
                                             Annual Redemption Percentage Reduction: See "Additional Terms" below.

Optional Repayment:                   [ X ]  The Notes cannot be repaid prior to maturity.
                                      [   ]  The Notes can be repaid prior to maturity, at the option of the holder(s) of the Notes.
                                             Holder's Optional Repayment Date(s):

Ratings:                              Moody's:  A1
                                      S&P:  A

Form:                                 Book-entry only through DTC.

Listing:                              The Notes will not be listed on any securities exchange.

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Additional Terms:

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering these Notes ultimately to purchasers of pass-through certificates (the "pass-through certificates") of the Core Investment Grade Bond Trust I (the "trust"). We have been advised by Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities
(USA) Inc. and Wachovia Securities, Inc. (the "Agents") that they are placement agents of the pass-through certificates and are statutory underwriters (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) of the pass-through certificates and the Notes. Fleet Securities, Inc. is our wholly-owned subsidiary. The pass-through certificates are being offered by the trust through the Agents and are separate securities from the Notes being offered hereby.

We have authorized the Agents to deliver a copy of this pricing supplement and the attached prospectus supplement and prospectus relating to the Notes offered hereby to purchasers of the trust's pass-through certificates. This pricing supplement and the attached prospectus supplement and prospectus relate only to us and the Notes and do not relate to the trust or the trust's pass-through certificates. You should only rely on this pricing supplement and the attached prospectus supplement and prospectus for a description of us and the Notes.

We are not the depositor of the trust. We are the issuer of our Notes only and are not (1) the issuer of the trust's pass-through certificates or of the securities of any other issuer whose securities may be deposited into the trust or (2) an equity owner of, or a partner or a joint venturer with, the trust or any such issuer. However, we are a control person, within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange Act of 1934, as amended, of Fleet Securities, Inc., one of the Placement Agents. These provisions may impose controlling person liability on us for the actions of Fleet Securities, Inc. as a statutory underwriter of the trust's pass-through certificates, the Notes and the securities of any other issuer that are deposited into the trust. Absent the foregoing, we are not assuming any issuer responsibility for, or any issuer liability or obligations of an issuer with respect to, the trust, the pass-through certificates, the securities of any other issuer that may be deposited into the trust or the registration statements and prospectuses relating to the pass-through certificates or any such securities. Our responsibilities, liabilities and obligations as an issuer are limited solely to the information contained or specifically incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and to our obligations under the Notes and the associated indenture.

We have the right to redeem the Notes, in whole or in part at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.20%, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

"Comparable Treasury Price" means, with respect to any redemption date for Notes, the Reference Treasury Dealer Quotation for such redemption date.

"Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by us.

"Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

 "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.


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We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.


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